Exhibit 10.17
THIRD AMENDMENT TO LEASE AGREEMENT
     THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Third Amendment”), is made this 31st day of August, 2006, by and between First Industrial, L. P., a Delaware limited partnership (“Landlord”), and ZARS, Inc., a Utah corporation (“Tenant”). In the event of a conflict between the terms and conditions of this Amendment and the Lease, the terms and conditions of this Amendment shall prevail.
RECITALS
     WHEREAS, Tenant entered into a Lease Agreement dated May 29, 2003 (“Lease”), for the Premises known as 1142 West 2320 South, STE A, West Valley City, Utah, and as subsequently amended by the First and Second Amendment(s) (“Premises”).
WITNESSETH
     NOW, THEREFORE, in consideration of the covenants contained in this Amendment and said Lease and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to amend said Lease as follows:
1.	The Premises will be expanded to include Suite D at 1142 West 2320 South, West Valley City, UT 84119 consisting of 2,960 square feet (“Expansion Space”), beginning September 01, 2006 through December 31, 2009, as shown on Exhibit A attached hereto. Accordingly, the total area of the Premises will then be 17,500 square feet.
2.	The Base Rent for the Expansion Space shall be as follows on a monthly basis beginning September 01, 2006:

09/01/06 — 01/31/07	$1,813.00
02/01/07 — 03/31/07	$0.00
04/01/07 — 08/31/07	$1,813.00
09/01/07 — 08/31/09	$1,961.00
09/01/09 — 12/31/09	$2,040.00
3.	In addition to the Base Rent outlined in paragraph 2 above, Tenant shall pay monthly, as outlined in the Lease, Section 3, Operating Expenses, each and every month of the Lease Term.
4.	Tenants accepts The Premise “AS-IS” “Where-Is” without recourse to Landlord per the terms of the Lease. However, Landlord will provide up to $8,900.00 towards leasehold improvements. Said $8,900.00 must be spent on or before December 1, 2006 and records of expenditures presented to Landlord for reimbursement on or before December 15, 2006 or said $8,900.00 will be forfeited.
5.	Provided that the Lease is in full force and effect and Tenant is not in default under any of the terms of the lease for the previous twelve months of the Term, and the Premises are occupied by the original Tenant named herein, Landlord hereby grants to Tenant the option to extend the Term of this Lease (the “Renewal Option”) on the same terms, conditions and provisions as contained in the Lease, except as otherwise provided herein, for one period of one (1) year (the “Renewal Term”) at then current market rates but in no event less than what Tenant pays on 12/31/09. In order to exercise the Renewal Option, Tenant must give Landlord written notice thereof no later than March 1, 2009 to renew through December 31, 2010.
6.	Tenant hereby agrees that no Leasehold Improvements will be started in Suite D, until the Terms of Exhibit B hereto are met. Furthermore, Tenant hereby agrees that Suite D will be returned to Landlord at the expiration of the Term in substantially the same configuration and using substantially the same materials that exists on the day Tenant executes this amendment.

7.	In addition to the Base Rent outlined in paragraph 2 above, Tenant shall pay monthly, but only for the months of September 2006 through December 2006, $542.00 ($2,168.00) as an assumption fee to allow Landlord to terminate the existing Lease with Arena Communications effective August 31, 2006.
All other terms and conditions of the Lease shall remain in full force and effect and said Lease is hereby confirmed and ratified accordingly.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date and year first written above.

LANDLORD:		TENANT:

First Industrial, L.P., a Delaware limited partnership, by		ZARS, Inc.,
First Industrial Realty Trust, a Maryland corporation,		a Utah corporation
its sole partner

By:	/s/ James Merrill	By:	/s/ Robert Lippert
Name:	James Merrill	Name:	Robert Lippert
Its:	Regional Director	Its:	President and CEO

lease exhibit b
Tenant Improvement Allowance
Landlord shall provide to Tenant, a Tenant Improvement Allowance (“Allowance”) of up to $8,900 to be applied towards costs related to construction of the Tenant Improvements within the Premises, as reasonably requested by Tenant (including without limitation, space planning costs, architectural and engineering fees, general contractor fees and other similar fees and expenses). Tenant shall bear the entire cost of any such improvements in excess of the Allowance. It is hereby agreed that Tenant shall hire a general contactor to construct the Tenant Improvements. No Improvements shall be commenced by Tenant or Tenant’s contractor until the following conditions have been met:
1)	Tenant shall have provided to Landlord a drawing of the Improvements to be made to the Premises, in a form reasonably acceptable to LANDLORD;

2)	LANDLORD shall have given written approval of such drawing (which approval shall not be unreasonably withheld);

3)	a) The contractor must be licensed and subject to Landlord’s reasonable approval, and b) the contractor, its subcontractors, suppliers and vendors, as applicable, must provide evidence, in form reasonably acceptable to Landlord, of the required insurance listed below. (The contractor is hereinafter referred to as the “Contractor”).
The Allowance will be paid upon full completion of the Improvements, in the amount of the sum of the invoices for improvements to the Premises, subject to the limit in this exhibit and upon receipt of the invoices and all lien waivers/releases from general contractors, subcontractors, suppliers and vendors. Notwithstanding the foregoing sentence, Landlord will pay the Contractor directly on a draw basis if during the construction of the Tenant Improvements, Tenant periodically submits to Landlord the invoices and all lien waivers/releases from general contractors, subcontractors, suppliers and vendors and certifies that they are correct.
All Improvements must be permitted by West Valley City and comply with all applicable governmental regulations and codes.
     The following are requirements of First Industrial, L.P., a Delaware Limited Partnership for contractor insurance policies and Certificates of Insurance:
1)	COMMERCIAL GENERAL LIABILITY INCLUDING PERSONAL INJURY

$1,000,000.00 Per Occurrence

$2,000,000.00 General Aggregate

Commercial General Liability insurance, written on an occurrence basis, must include coverage for Premises-Operations, Products/Completed Operations Hazard, Contractual Liability, Broad Form property Damage, Separation of Insureds, Independent Contractors and Personal Injury Liability.

Commercial General Liability must include coverage for Personal Injury Coverage (False Arrest, Detention or Imprisonment, Malicious Prosecution, Libel, Slander, Defamation or violation of Right of Privacy, Wrongful Entry or Eviction or other Invasion or Right of Private Occupancy).

2)	WORKER’S COMPENSATION AND EMPLOYERS LIABILITY

Workers Compensation Insurance meeting the minimum statutory limits for the state in which the Premises is located and this Contract applies, including benefits provided under coverage B — Employers Liability — $500,000.00.

3)	AUTOMOBILE LIABILITY INSURANCE

Automobile Liability insurance covering owned, non-owned and hired automobiles, trucks and trailers used by the Contractor – This insurance shall provide coverage not less than that of a standard comprehensive automobile liability policy with limits not less than $1,000,000 combined single limit.

4)	ADDITIONAL INSURED PARTIES SHALL READ AS FOLLOWS:

First Industrial Development Services, Inc. is named as additional insured under Contractor’s policy of Commercial General Liability and Automobile Liability Insurance policies with respect to the Contract.

5)	CERTIFICATE IS ALSO TO INCLUDE:
All coverage shall apply to all locations where the Contractor is performing services for the Tenant. All such insurance shall be primary and non-contributory and in the event of any cancellation or material change in coverage notice must be given at least thirty (30) days in advance to Landlord. All companies writing policies shall be a minimum of A.M. Best’s rated A-VII or higher. The following wording must apply in the cancellation provision of the certificate: Should any of the above described policies be cancelled before the expiration date thereof, the issuing company will mail thirty (30) days written notice to the certificate holder name to the left. The policies carried by Tenant’s general contractor, its subcontractors, suppliers and vendors, as applicable, shall provide for waivers of subrogation by the insurers consistent with the following;
WAIVER OF SUBROGATION. Notwithstanding anything to the contrary, Landlord and Contractor mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, members and employees, and Contractor further waives such rights against (a) Tenant, and (b) each lender under any mortgage or deed of trust or other lien encumbering the subject Premises (or any portion thereof or interest therein), to the extent any loss is insured against or required to be insured against herein, including, but not limited to, losses, deductibles or self-insured retentions covered by Landlord’s, Tenant’s or Contractor’s commercial property, general liability, automobile liability or workers’ compensation policies described above, This provision is intended to waive, fully and for the benefit of Landlord, Tenant and Contractor and all rights and claims that might give rise to a right of subrogation by any insurance carrier. Each party shall cause its respective insurance policy(ies) to be endorsed to evidence compliance with such waiver.
ADDITIONAL PROVISIONS OF WORK AGREEMENT
1. Contractor shall, at Contractor’s expense:
(a) Except as otherwise expressly provided in this Agreement, supply and pay for all labor, services, materials (which unless otherwise specified shall be new), supplies, tools, rigging, scaffolding, equipment, trucks, light, power, water, heat, utilities, machinery, facilities, and all other things to be used, directly or indirectly, in the performance of or in connection with the Work, and hold Landlord harmless against all claims, items, and demands in connection therewith and against all consequent costs, expenses and damages.
(b) Fully protect, indemnify and hold harmless the Landlord, Landlord’s consultants, agents and employees of any of them, Tenant, Tenant’s consultants, agents and employees of any of them, from and against each and every claim, demand or cause of action, and any liability, cost, expense, damage or loss in connection therewith, including, but not limited to, attorneys’ fees, which may be made or asserted by Contractor, Contractor’s employees, agents, subcontractors, or by third parties, on account of personal injury, sickness, disease or death, or on account of property damage, except such as may result solely from Landlord’s gross negligence.
(c) Procure the insurance coverages set forth below insuring Contractor, its employees, agents and designees and Landlord and Tenant and shall maintain such coverages in full force and effect as specified in this Paragraph(c). The Contractor shall include the Landlord and Tenant as additional insured to the insurance policies described below. The insurance coverage afforded under these policies shall be primary and not contributing with any insurance carried independently by the Landlord. The insurance specified below shall be placed with insurance companies with an A.M. Best Rating of A-VII or better and authorized to do business in the jurisdiction in which the project is located. Such policies shall incorporate a provision requiring the giving of notice to Landlord and Tenant at least 30 days prior to the cancellation, non-renewal or material modification of any such policies. The Contractor shall promptly furnish the Landlord and Tenant with certificates and endorsements, as applicable, evidencing the policies and renewals thereof obtained pursuant to this Paragraph 1(c) and shall not commence any services under this Agreement until such insurance is obtained.
i) Commercial, General Liability Insurance (including broad-form contractual liability and completed operations, explosion, collapse, underground hazards, elevator liability, protective liability, products liability) in the amount of $2,000,000 per occurrence, written on a per project basis.
ii) Builder’s Risk Insurance protecting Landlord and Tenant against all risks of direct physical loss or damage to the premises described on Exhibit A, including debris clean-up and removal, extra expense and business interruption.
iii) Comprehensive Automobile Liability Insurance, including owned, hired and non-owned vehicles, if any, in the amount of $1,000,000.00 combined single limit including coverage for bodily injury, including personal injury resulting from Contractor’s acts and omissions, and property damage.
iv) Worker’s Compensation Insurance in the amount of the statutory maximum with an employer’s liability coverage of at least $500,000.00.
In addition to the insurance hereinabove provided, Contractor shall maintain in effect Broad Form Excess Liability Coverage to insure Contractor and the Landlord and Tenant for not less than One Million Dollars ($1,000,000) in excess of the underlying limits set forth above. If Contractor fails to furnish and maintain insurance as required by this Paragraph 1(c), Landlord or Tenant may purchase similar insurance on behalf of Contractor, and Contractor shall pay the cost thereof to Landlord, or Tenant as the case may be, upon demand therefor and shall furnish to Landlord, or Tenant as the case may be, any information needed to obtain such insurance.
Insurance policies shall be kept in full force and effect until the date of final payment to Contractor for the Work, or portion thereof; designated herein, except the Completed Operations coverage, which shall extend an additional three (3) years thereafter. The requirement to provide certificates and/or endorsements as referenced above shall survive completion of the Work and final payment therefore.
(d) Procure from the proper authority all permits necessary for hauling of oversized or overweight material and equipment, building permits, licenses and inspections which may be required in the performance of the Work, and pay all excise, license, occupation, and other taxes which may become payable to any governmental authority by reason of the Work, including all taxes upon the sale, use, storage, consumption and/or fabrication of the materials, supplies, equipment and other things furnished by Contractor as herein provided.
(e) Continuously maintain from the time the Work is commenced by Contractor until final completion thereof, adequate protection of all the Work from damage, and take such measures, as may be necessary to adequately protect all persons and Landlord’s and Tenant’s property and property of others from injury or loss arising out of the Work and provide and maintain all passageways, guard fences, lights and such other facilities for the protection of persons and property as may be required by any public authority or local conditions. Contractor shall, and shall cause its subcontractors to, comply with all applicable laws, ordinances, rules, regulations and orders of any public authority relating to the terms and conditions of employment of any employee who is employed in connection with the Work, including without limitation, the applicable provisions of the Fair Labor Standards Act, the Fair Employment Practices Law and the Equal Pay Act. Contractor shall not discriminate against any employee or applicant for employment because of race, creed, color, sex or national origin, disability or sexual orientation, and shall afford equal employment opportunities without discrimination because of race, creed, color, sex, national origin, disability or sexual orientation. The Contractor shall take all necessary precautions for the safety of its employees on the Site and other persons who may be affected by the Work and shall comply with all applicable provisions of federal, state and municipal safety laws to prevent accidents or injury to persons on, about or adjacent to the Site. Without limiting the foregoing, Contractor and its subcontractors shall comply with regulations of OSHA.
(f) Perform and complete the Work in a good and workmanlike manner satisfactory and acceptable to Landlord and Tenant, and in compliance with all federal, state, county/parish and municipal laws, rules, regulations, orders and ordinances applicable to the performance of the Work or incidents thereto.
(g) At all times while on Landlord’s property, observe and be subject to such rules and regulations as Landlord from time to time may promulgate and compel observance thereof by Contractor’s employees, agents and subcontractors and others entering upon the Site in the performance of or in connection with the Work, said rules and regulations shall include those now in force prohibiting smoking, maintenance of open fires, and the like. Contractor shall keep the Site free from accumulation of waste materials, rubbish and surplus materials caused by operations under this Agreement.
(h) Comply, and cause Contractor’s employees, agents and subcontractors and others entering upon Landlord’s property in the performance of the Work or in connection therewith to comply, with all applicable federal, state, county/parish, and municipal laws, ordinances, rules and regulations.
(i) Upon completion of the Work, procure from the proper authority a certificate of occupancy or other occupancy permit for Tenant’s occupancy of the Site.
2. Contractor acknowledges that prior to the execution of this Agreement Contractor has made sufficient inspections, examinations and tests to determine the difficulties and hazards incident to the Work, whether arising from the location of the Work, conditions of the Site, proximity of the Work to adjacent facilities, equipment, tanks, buildings, and other structures, completing utility service lines or otherwise, and has determined to Contractor’s satisfaction the nature and extent of all such difficulties and hazards.
3. Contractor shall not assign this Agreement or subcontract the whole or any part of the Work, without Landlord’s prior written consent. Landlord’s consent to any such assignment or subcontract shall not relieve Contractor or Contractor’s surety, if any, of any liability for the full and faithful performance of this Agreement according to its terms and conditions.
4. Contractor shall be responsible for the quality of the Work performed and materials used, and warrants that they will be first class in every respect. Landlord or Tenant shall at all times have access to the Work and Contractor shall provide proper facilities for such access and for inspection by Landlord or Tenant. Nothing herein contained shall be construed to relieve Contractor of performance of the obligations imposed by Paragraph 1 hereof.
5. Landlord’s liability under this Agreement is expressly limited to the amount to be paid to Contractor set forth on the face of this Agreement, which is payable only after Contractor has fully performed all of Contractor’s covenants and agreements and the conditions set forth in this Agreement.
6. Landlord shall not be liable in damages or otherwise if, by reason of an act of God, public enemy, strike, lockout, boycott picketing, riot, insurrection, fire, extreme adverse weather conditions, or any governmental order, rule, regulation or ordinance (“Force Majeure Event”), it shall be delayed in, or prevented from, furnishing any materials, equipment, facilities, services to be furnished by Landlord pursuant to the terms of this Agreement.
7. In the event Contractor fails to commence the Work on the day herein provided or after such commencement, abandons the Work, or for any reason suspends or refuses to continue performance of the Work for a period of five (5) days (unless prevented from commencing or continuing the Work by a Force Majeure Event or by a default by Landlord of its obligation hereunder to pay Contractor for proper and timely performance of the Work (“Landlord Delay”)), or if Contractor shall otherwise fail to carry out the Work in accordance with this Agreement, Landlord shall have the right in addition to any other right or remedy of Landlord hereunder or at law or in equity, to terminate this Agreement upon seven (7) days notice to Contractor (provided, however, in no event shall Contractor be entitled to any notice or cure period with respect to its failure to complete the Work by the Completion Date) without any further obligation from Landlord to Contractor. Alternatively, at Landlord’s option, Landlord may terminate the employment of Contractor, take possession of the Site and take over the Work and all materials and supplies furnished by Contractor and complete the Work, or cause the same to be completed, at the cost and expense of Contractor. In any event, Landlord shall also have the right to retain and use in the performance of the Work all tools and equipment employed, or which were to have been employed, by Contractor in the Work which at the time are located at the Site. If Landlord shall exercise the right to use Contractor’s tools and equipment as aforesaid, Landlord shall provide Contractor a reasonable rental therefor. Contractor, at Contractor’s expense, shall promptly remove such tools and equipment upon receipt of notice from Landlord to do so.
8. In the event Contractor is prevented from continuing or completing the Work as herein provided for a period of more than fifteen (15) days because of a Force Majeure Event or Landlord Delay, and Contractor shall have sent a written notice to Landlord claiming the existence of a situation constituting a Force Majeure Event or Landlord Delay, with supporting documentation, within 3 days after the event occurs for which such claim is made, then, Contractor shall not be liable to Landlord in damages on account thereof, but the Landlord shall have the right at its election to terminate this Agreement and shall pay to Contractor, in lieu of the consideration herein provided, the actual cost to Contractor of all materials, supplies, equipment, and labor incorporated in the Work at the time of the exercise of such election to terminate, plus ten percent (10%) of such material and direct labor cost to cover overhead and profit. If the Landlord does not elect to terminate this Agreement as aforesaid, then the time for completing the Work as herein provided shall be extended on a day for day basis for such time as Contractor is so prevented from completing the Work as reasonably determined by Landlord.
9. Contractor accepts full and exclusive responsibility and liability for payment of federal and state payroll taxes and for contribution for unemployment insurance, old age pensions, annuities, retirement, and other benefits, imposed or assessed under any provision of any law, state or federal, and measured by wages, salaries or other remuneration paid or payable by Contractor to employees of Contractor engaged in the Work or in any operation incidental thereto, and agrees that each subcontractor that performs any part of the Work will accept the same responsibility and liability with respect to employees of such subcontractor. Contractor further agrees that Contractor and all such subcontractors will enter into any agreement prescribed by any federal or state governmental body or authority to effectuate the purposes hereof and will comply with all valid federal and state administrative regulations respecting assumption of liability for such taxes and contributions. Contractor further agrees to indemnify and save Landlord and Tenant harmless against all claims, taxes, penalties, interest, and costs which may be made or assessed against Landlord under any such law, or under any rule or regulations thereunder, with respect to employees of Contractor and or of any subcontractor.
10. No modification of this Agreement and no authorization for extras or additions or for eliminations or changes in specifications shall be binding on Landlord unless it is in writing and signed by a duly authorized representative of Landlord.
11. Landlord or Tenant, at any time during the progress of the Work, shall have the right, without invalidating this Agreement, to order extra Work or make changes by altering, adding to, or deducting from the Work, but no such extra Work or change shall be undertaken by Contractor unless a written change order therefor is first given by Landlord or Tenant to Contractor, incorporating therein the increase or decrease, as the case may be, in the price to be paid to Contractor pursuant to this Agreement for such extra Work and/or changes and a revised time for the completion of the Work under this Agreement (if revised time is required).
12. If any payment provided for hereunder is to be made on the basis of Contractor’s cost or other flexible billing basis, Landlord or Tenant shall have the right to audit Contractor’s books and records relating to such costs. Contractor agrees to maintain such books and records for a period of two years from the date such costs were incurred and to make such books and records available to Landlord or Tenant at any reasonable time or times within such two-year period for Landlord’s or Tenant’s use in making such audits.
13. Notwithstanding any provision hereof to the contrary, but without limitation of Landlord’s rights and remedies under this Agreement, Landlord shall not be obligated to make any payment to Contractor if and to the extent that any one or more of the following conditions exist: (a) Contractor has failed to perform any of its obligations hereunder; or (b) any part of such payment is attributable to Work which is defective or which has not been performed in accordance with this Agreement or in compliance with applicable codes, rules, laws and regulations.

14. The Contractor shall promptly correct Work rejected by the Landlord or Tenant or known by the Contractor to be defective or failing to conform to the requirements of this Agreement, whether observed before or after completion and whether or not fabricated, installed or completed. The Contractor shall bear costs of correcting such rejected Work, including additional testing and inspections. Contractor hereby guaranties that all Work shall be free from all defects in workmanship, materials, equipment and labor for a period of 1 year after completion of the Work. If, within the applicable warranty period, or after the Completion Date or, after the date for commencement of warranties established in a written agreement between the Landlord and the Contractor, or by terms of an applicable special warranty required by this Agreement, any of the Work is found to be not in accordance with the requirements of this Agreement, the Contractor shall correct it promptly after receipt of a written notice from the Landlord or the Tenant to do so (such notice shall be given by Landlord or Tenant no later than 30 days after the aforesaid warranty period). In the event Landlord or Tenant so notifies Contractor that any portion of the Work is defective, the warranty of Contractor hereunder shall survive until such allegedly defective Work is corrected, notwithstanding that the warranty period may have lapsed. The provisions of this Paragraph 14 apply to Work done by subcontractors as well as Work done by direct employees of Contractor. Promptly after the completion of the Work, Contractor shall assign to Landlord or Tenant, as the case may be, any and all third party guarantees or warranties provided to Contractor in connection with the Work.
15. The Landlord or the Tenant reserves the right to perform construction or operations related to the project of which the Work constitutes a part with the Landlord’s own forces, and to award separate contracts in connection with other construction or operations at the location of the Work. The Contractor shall afford the Landlord’s or Tenant’s separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall coordinate the Contractor’s construction and operations with theirs. Landlord and Contractor acknowledge and agree that Landlord and/or Tenant, may perform fixturing and other activities at the Site prior to the completion of the Work. Contractor covenants and agrees to use good faith, reasonable efforts to accommodate such activities by the employees, agents, representatives, contractors and subcontractors of Landlord and/or Tenant, as applicable, such that the activities may be completed on or prior to their scheduled completion. Contractor covenants and agrees to work in good faith with Landlord and Tenant and their respective contractors, agents, and material suppliers, as applicable, to develop a schedule for coordination of such activities.
16. Notwithstanding anything to the contrary contained herein, Landlord shall at any time have the right to terminate this Agreement with Contractor, without cause and in Landlord’s sole discretion. In connection with such termination Landlord shall be entitled to (a) take possession of the Site and all improvements, materials and other items previously paid for pursuant to this Agreement or to be paid in connection with this termination; (b) accept assignment of subcontracts; and (c) finish the Work by whatever method Landlord may deem necessary. In the event of such termination under this Paragraph 16, Contractor shall be entitled to receive the applicable proportionate amount of the direct cost of the Work actually performed and completed plus 10% of such cost to cover overhead and profit, provided Contractor delivers to Landlord (i) proper invoices and other evidence of amounts owing hereunder, (ii) all warranties, guaranties, manuals and other documents relating to the Work and materials for which Contractor is being reimbursed as is required to properly convey or transfer same to Landlord, and (iii) Contractor’s sworn statement and lien waivers from Contractor and applicable subcontractors relating to such Work.
17. If any part of the Work provided for by this Agreement was commenced by Contractor under oral agreement prior to the execution of this Agreement, this written Agreement shall apply thereto in the same manner as if made before the Work commenced.
18. This Agreement represents the entire and integrated agreement between the parties, and supersedes and takes precedence over all prior negotiations, representations, agreements, documents relating to the subject matter hereof, either written or oral.